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                                                            Exhibit 10.1

                      EMPLOYMENT AGREEMENT
                      --------------------


          THIS EMPLOYMENT AGREEMENT, is made and entered into as of the 14th day of December, 1998, by and between SUNQUEST INFORMATION SYSTEMS, INC. ("Employer"), a Pennsylvania corporation, with offices located at 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904-3217, and MARK J. EMKJER ("Employee"), an individual residing at 18801 Windy Point Drive, Cornelius, NC 28031.


                      W I T N E S S E T H:


          WHEREAS, Employer and its subsidiaries specialize in the design, sale and installation of information systems; and

          WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer subject to the terms and provisions of this Agreement; and

          WHEREAS, Employee shall have access to the various trade secrets, confidential information, methods and manner of operations of the business of Employer and its subsidiaries.

          NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, including, but not limited to, Employee=s assent to be bound by the Covenant Not to Compete and the Covenant Not to Disclose Proprietary Information contained herein, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, each intending to be legally bound, hereby covenant and agree as follows:

     1. Employment. Employer hereby agrees to employ Employee, and Employee hereby agrees to be employed by Employer, in the position of Chief Operating Officer (ACOO@) of Employer.

     2.  Management of Employer.

          (a) Employee shall report directly to the President and Chief Executive Officer ("CEO") of Employer.

          (b) Employee understands that Employer will be managed by, in addition to the CEO, Employee and Employer's Executive Vice President-Chief Financial Officer ("CFO"), each being equally important in authority and responsibility in and to the CEO and Employer. Employee also understands that reporting directly to Employee will be (i) several Executive Vice Presidents and Senior Vice Presidents, each such officer being

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equally important in authority and responsibility to Employee and
Employer, and (ii) officers of Employer's subsidiaries. Employee shall interact and work with the CFO, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and the remainder of Employer's and its subsidiaries' officers and employees, in a manner which demonstrates and encourages support of, and empathy and respect for, the other individuals and their needs, skills and talents.

          (c)  Employee understands that the Board of Directors
(the "Board") of Employer may create any other management position that it determines in its sole discretion to be necessary.

     3. Scope of Duties. Employee's duties and obligations as COO shall include, but not be limited to, the following:

     (a) Devoting his full working time to rendering services on behalf of Employer and to render such services with competence, efficiency and fidelity;

     (b) Complying with Employer's policies, procedures, standards and regulations;

     (c) Performing all of those duties and discharging all of the responsibilities with which Employee has been charged in his capacity as COO, from time to time, by the Board and the CEO; and

     (d) Performing all of the duties stated in this Section 3 generally from Tucson, Arizona and from such other locations as Employer may require.

     4. Exclusive Service. During the term of this Agreement, Employee shall devote his full time and best efforts to the performance of his employment and duties under this Agreement. During the term of this Agreement, Employee shall not, at any time or place, either directly or indirectly, become engaged in any fashion whatsoever by, for or on behalf of any entity which is involved in the design, sale or installation of: (i) hospital, laboratory, radiology or pharmacy information systems;
(ii) critical data management systems; (iii) any computer systems, the design, sale or installation of which, or significant efforts related thereto, are commenced by Employer or its subsidiaries while Employee is employed by Employer; or (iv) any modules or components of the above listed computer systems. This provision is in addition to, and not in lieu of, that contained in Section 9 hereof.

     5. Compensation and Benefits. During the term of this Agreement, as compensation for all services rendered during the term of this Agreement as well as consideration for Employee's agreement to be legally bound by the covenants set forth in

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Sections 8 and 9 herein, Employee shall be entitled to the
following compensation and benefits:

     (a)  an annual salary of TWO HUNDRED FIFTY THOUSAND DOLLARS
($250,000), payable in equal bi-weekly installments, as the same may be increased from time to time by the Compensation Committee of the Board (the "Base Compensation"); and

     (b) participation in the benefit plans of Employer which are in effect or which may be adopted from time to time during the term of this Agreement, and for which Employee satisfies all applicable eligibility requirements; and

     (c) three (3) weeks paid vacation in accordance with the general policy of Employer relating thereto; and

     (d) simultaneously with the execution of this Agreement, Employee and Employer will execute and deliver a Relocation Expenses Agreement in the form attached hereto as Exhibit D, and Employee shall receive a relocation allowance in accordance with such agreement.

     6. Bonus. In addition to the Base Compensation, Employee shall be entitled to receive the following bonuses (such bonuses are hereinafter collectively referred to as the "Bonuses") upon the terms and conditions hereinafter set forth:

     (a) Officer Bonus Plan. Employee shall participate in Employer's Officer Bonus Plan (the "Bonus Plan"), as such may be amended from time to time in the Employer's sole discretion. The Bonus Plan currently provides that any bonus which may be payable to Employee pursuant to the Bonus Plan for 1998 shall be prorated based on the number of months Employee is employed by Employer during 1998.

     (b)  Nonqualified Stock Options.

          (i) Upon the effective start date of Employee=s employment with Employer, Employee shall be awarded nonqualified stock options (as that term is used in the Nonqualified Stock Option Agreement attached hereto as Exhibit A) to purchase ONE HUNDRED TWENTY FIVE THOUSAND (125,000) shares of Employer's Common Stock, exercisable at the fair market value (as more specifically defined in the Nonqualified Stock Option Agreement attached hereto as Exhibit A) of Employer's Common Stock on the effective start date of Employee's employment with Employer, and subject to the terms and conditions of the Nonqualified Stock Option Agreement attached hereto as Exhibit A. Employer and Employee agree to execute the Nonqualified Stock Option Agreement in substantially the form as attached hereto as Exhibit A, to be provided to Employee by Employer within five (5) business days of his effective start date.

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          (ii)  If Employee meets or exceeds the July 1, 1999
written performance goals (to be established by Employer prior to execution of this Agreement), then Employee shall be awarded nonqualified stock options to purchase an additional FIFTY THOUSAND (50,000) shares of Employer's Common Stock, exercisable at the fair market value of Employer's Common Stock on July 1, 1999, and subject to the terms and conditions of a Nonqualified Stock Option Agreement to be entered into between Employee and Employer, such terms and conditions to be substantially similar to those set forth in the Nonqualified Stock Option Agreement attached hereto as Exhibit B.

          (iii) If Employee meets or exceeds the written December 31, 1999 performance goals (to be established by Employer prior to execution of this Agreement), then Employee shall be awarded nonqualified stock options to purchase an additional ONE HUNDRED TWENTY FIVE THOUSAND (125,000) shares of Employer's Common Stock, exercisable at the fair market value of Employer's Common Stock on December 31, 1999, and subject to the terms and conditions of a Nonqualified Stock Option Agreement to be entered into between Employee and Employer, such terms and conditions to be substantially similar to those set forth in the Nonqualified Stock Option Agreement attached hereto as Exhibit C.

     (c) Sign-Up Bonus. In addition to all other compensation provided for herein, Employee shall be entitled to a one-time sign-up bonus of TWENTY FIVE THOUSAND DOLLARS ($25,000) upon execution of this Agreement.

     7. Term/Termination. (a) The term of this Agreement shall begin on January 4, 1999 and shall continue until terminated in accordance with any of the following:

          (i) Mutual Consent. This Agreement may be terminated at any time by mutual consent of Employee and Employer.

          (ii) Unilateral Termination. This Agreement may be unilaterally terminated by either party at any time, with or without reason, upon ninety (90) days written notice to the other party. In the event that this Agreement is terminated by Employer pursuant to this Section 7(a)(ii) other than for Cause (as defined in Section 7(a)(iii)), then Employee shall be entitled to a severance payment in an amount equal to Employee=s Base Compensation as set forth in Section 5(a) hereof.

          (iii) Termination For Cause. This Agreement may be terminated immediately by Employer if "Cause" exists to terminate Employee. "Cause" shall mean gross neglect of duty, the acceptance by Employee of a position with another employer without consent, directly or indirectly competing with Employer or its subsidiaries while employed under this Agreement, intentionally engaging in any activity which is in conflict with

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or adverse to the interests of Employer or its subsidiaries, willful misconduct on the part of Employee, misfeasance or malfeasance of duty causing a violation of any law which is determined to be detrimental to Employer or its subsidiaries, breach of a fiduciary duty owed to Employer or its subsidiaries or any shareholder of Employer or any material breach of this Agreement which has not been corrected by Employee within ten
(10) days after his receipt of written notice of such breach from Employer.

          (iv)  Death of Employee. This Agreement will
automatically terminate immediately upon the death of Employee.

          (v) Disability. This Agreement will automatically terminate after Employee has been disabled ("Disabled") for a period in excess of sixty (60) days, unless Employer elects to continue this Agreement with the consent of Employee. "Disabled" shall be defined in the same manner as in the long term disability insurance policy provided by Employer and covering Employee.

     (b) Obligations Upon Termination. In the event of termination or expiration of Employee's employment prior to the end of the Term under any of the circumstances described in this
Section 7, the parties shall carry out any provisions hereof which contemplate performance by them subsequent to such termination or expiration of employment, and such termination or expiration of employment shall not affect any covenant, warranty, liability or other obligation which shall have arisen or accrued prior to such termination or expiration of employment.

     8.  Covenant Not to Disclose Proprietary Information.

     (a) Employee recognizes that Employer and its subsidiaries have developed at great expense and are the owners of a body of technical and business information that provides Employer and its subsidiaries with an advantage over its competitors and that Employer and its subsidiaries possess and will continue to possess information that has been created, discovered, developed or otherwise has become known to the Employer and its subsidiaries, including, without limitation, laboratory, radiology and pharmacy information computer software systems, network laboratory outreach (including management support and medical expertise), and other computer software, designs, processes, materials, inventions, improvements, writings, memoranda, reports, price information, marketing information, customer information, drawings, plans, sketches, art work, documents, equipment and the like relating to the business of Employer and its subsidiaries (collectively referred to throughout this Agreement as "Proprietary Information").

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     (b)  Employee understands and agrees that his employment
creates a relationship of confidence and trust between Employee and Employer with respect to any Proprietary Information.

     (c) In consideration of Employee's employment by Employer, the Base Compensation and benefits received hereunder, and the potential Bonuses set forth hereunder, Employee hereby agrees as follows:

          (i) Employee agrees that all Proprietary Information is the confidential and exclusive property of Employer and its subsidiaries. Further, Employee will not convert Proprietary Information for his own or a third party's use without the prior written consent of Employer and will not make any use of Proprietary Information except in the discharge of Employee's duties as an employee of Employer. Employee will not at any time, whether during or after the termination of his employment, disclose to any person or entity any Proprietary Information. Further, Employee will not permit any person or entity to examine and/or make copies of any documents which contain or are derived from any Proprietary Information, whether prepared by Employee or otherwise coming into Employee's possession or control, without the prior written consent of Employer, other than employees of Employer in furtherance of Employer's and its subsidiaries= businesses;

          (ii) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to the Proprietary Information, furnished to Employee by Employer or its subsidiaries or another employee of Employer or its subsidiaries or produced by Employee, either individually or jointly, in connection with his employment shall be and remain the sole property of Employer and shall be returned to Employer immediately as and when requested by Employer and immediately upon termination or expiration of this Agreement for any reason. Employee will not take with him any such property or any reproduction of such property upon such termination or expiration of this Agreement; and

          (iii) Employee will promptly disclose to Employer or any persons designated by it, all improvements, formulas, ideas, processes, techniques, know-how, data, computer software, documentation, proposals, writings, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the term of employment (all such improvements, formulas, ideas, processes, techniques, know-how, data, computer software, documentation, proposals and writings are hereinafter collectively referred to as "Developments" and individually as a "Development").

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          Employee agrees that all Developments which Employee
develops (in whole or in part), either alone or jointly with others, and (i) uses equipment, supplies, facilities or Proprietary Information of Employer, or (ii) uses the hours for which Employee is to be compensated by Employer, or (iii) which relate to the business of Employer or its subsidiaries or to its actual or demonstrably anticipated research or development, or
(iv) which result, in whole or in part, from work performed by Employee for Employer or its subsidiaries, shall immediately become the sole and absolute property of Employer and its assigns, and Employee hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to Employer and its assigns without further compensation and Employee agrees to communicate, without cost or delay, and without publishing the same, all available information relating thereto (with necessary plans and models) to Employer. Upon disclosure of each Development to Employer, Employee will, during the term of this Agreement and at any time thereafter, at the request and cost of Employer, sign, execute, make and do all such deeds, documents, acts and things as Employer and its duly authorized agents may require: (i) to apply for, obtain and vest in the name of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of letters patent, copyright or analogous protection.

          In the event that Employer is unable, for any reason whatsoever, to secure Employee's signature on any letters patent, copyright or analogous protection relating to any Development (including applications, renewals, extensions, continuations and divisions), Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in behalf of and stead to execute and file any such application (or otherwise) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

     9. Covenant Not to Compete. Employee understands and agrees that much of Employer's and its subsidiaries= success, on a national and international level, has been due to their ability to create, commercially exploit and maintain the secrecy of significant trade secrets, proprietary and confidential information, all of which are recognized as and agreed to be valuable assets of Employer and its subsidiaries. It is further recognized that Employer's and its subsidiaries' continued success and competitive advantage in the marketplace is dependent upon their ability to prohibit access to any and all of these

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valuable assets, both as they currently exist and as they are subsequently expanded, added to, varied and/or modified, by any person not in the employ of Employer or its subsidiaries. Accordingly, in consideration of Employee's employment by Employer, the Base Compensation and benefits received hereunder, and the potential Bonuses set forth hereunder, Employee hereby agrees to the following:

     (a) During the term of Employee's employment hereunder and for a period of twelve (12) months after the termination of employment for any reason, Employee shall not become, directly or indirectly, involved, whether alone or as a partner, joint venturer, franchisee, franchisor, officer, director, employee, independent contractor, employer, agent, shareholder or other owner in any of the competitors of the Employer or its subsidiaries named on Exhibit E attached hereto and made a part hereof;

     (b) During the term of employment hereunder and for a period of twelve (12) months after the termination of Employee's employment for any reason, Employee shall not, directly or indirectly, solicit or induce or attempt to solicit or induce, any employee of Employer or its subsidiaries to leave Employer or its subsidiaries for any reason whatsoever or hire any employee of Employer or its subsidiaries;

     (c) During the term of employment hereunder and for a period of twelve (12) months after the termination of Employee's employment for any reason, Employee shall not, directly or indirectly, solicit the trade of or trade with, or otherwise do business with any client of Employer or its subsidiaries so as to offer or sell any product or services which would be competitive with any products or services sold by Employer or its subsidiaries during the term of this Agreement or any products or services which Employee knows are being developed by Employer or its subsidiaries during the term of this Agreement; and

     (d) During the term of employment hereunder, Employee shall not take any action which might divert from Employer or its subsidiaries any opportunity which would be within the scope of any present or contemplated future business of Employer or its subsidiaries.

     10. Prior Employment. Employee represents that his performance of all of the terms of this Agreement and as an employee of Employer does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or trust which was obtained prior to employment by Employer. Employee has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

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     11.  Restrictive Covenants.

     (a) Employee agrees that the restrictions upon Employee's activities contained in this Agreement are fair, reasonable and will not be onerous or unduly burdensome to Employee. Employee further agrees that the Base Compensation and benefits, and the potential bonuses adequately compensate Employee for his agreement to enter into the restrictive covenants contained in this Agreement and acknowledges that his experience and capabilities are such that the provisions of this Agreement will not prevent him from earning a livelihood, particularly with respect to potential employers which are not listed on Exhibit E.

     (b) It is understood and agreed that an actual or threatened breach by Employee of any of the provisions of Sections 8 or 9 hereof may immediately result in a significant and substantial impairment of Employer's and its subsidiaries= competitive advantage and position in the marketplace and the continued viability or success of Employer and its subsidiaries and will cause irreparable damage to Employer and its subsidiaries. It is further agreed that Employer and its subsidiaries may have no adequate remedy at law. Accordingly, in the event of a reasonably perceived actual or threatened breach of any provisions of Sections 8 or 9, Employer and its subsidiaries shall be entitled to obtain an injunction restraining Employee from violating any of said provisions, specific performance or other equitable relief to prevent the violation of Employee's obligations hereunder. These remedies shall be in addition to, and not in lieu of, any other remedy available at law to Employer and its subsidiaries.

     12.  Miscellaneous.

     (a) Severability. If any clause or provision herein shall be held to be invalid, void or unenforceable, the remaining provisions shall in no way be affected or impaired and such provisions shall remain in full force and effect.

     (b) Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Pennsylvania.

     (c) Notices. All notices required or permitted to be given under this Agreement shall be given by certified United States mail, return receipt requested, to the parties at the following addresses or to such other addresses as either party may designate in writing to the other party:

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     If to Employer:

          Sidney A. Goldblatt, President
            & Chief Executive Officer
          Sunquest Information Systems, Inc.
          1407 Eisenhower Boulevard, Suite 200
          Johnstown, PA  15904-3217

     If to Employee:

          Mark J. Emkjer
          18801 Windy Point Drive
          Cornelius, NC  28031

     (d) Non-Waiver. The failure of either Employee or Employer at any time to require the performance of the other of any of the provisions herein shall in no way affect the respective rights of Employee or Employer to enforce the same nor shall the waiver by Employee or Employer of any breach of any provisions hereof be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of the Agreement itself.

     (e) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties hereto and their respective successors and assigns.

     (f) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     (g) Assignment. This Agreement is personal to Employee, and he may neither assign nor delegate any of his rights or obligations hereunder without first obtaining the written consent of Employer.

     (h) Complete Agreement. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless it is in

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writing and signed by the party against whom the same is sought to be enforced.



          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have set their respective hands and seals as of the date first written above.



ATTEST:                       EMPLOYER:

                              SUNQUEST INFORMATION SYSTEMS, INC.


_________________________     By:/s/ Sidney A. Goldblatt




WITNESS:                      EMPLOYEE:



__________________________    /s/ Mark J. Emkjer


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